EXHIBIT 10.6

WEYCO GROUP, INC. EXCESS BENEFITS PLAN

Amended Effective as of July 1, 2004

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TABLE OF CONTENTS
(continued)

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PREAMBLE

          Weyco Group, Inc. hereby amends and restates the excess benefits plan it previously adopted so that participants may receive the additional pension benefits which they are prevented from receiving under the Weyco Group, Inc. Pension and Deferred Compensation plans as a result of the limitations of Internal Revenue Code Sections 401(a)(17) and 415.

ARTICLE I
General

          1.1          Committee.  The term “Committee” means an administrative Committee of at least 3 members which is appointed by the Company’s Board of Directors.  Such Committee shall be the Plan Administrator of this Plan for purposes of the Employee Retirement Income Security Act of 1974.  Weyco Group, Inc.’s administrative responsibilities hereunder, including under the Claims Procedure of Section 5.13, are hereby delegated to the Committee.  The Committee may also act at a meeting or by its unanimous written consent.  A majority of the members of the Committee shall constitute a quorum for the transaction of business and shall have full power to act hereunder.  All decisions shall be made by vote of the majority present at any meeting at which a quorum is present, except for actions in writing without a meeting which must be unanimous.  The Committee may appoint a Secretary who may, but need not be, a member of the Committee.  The Committee may adopt such bylaws and regulations as it deems desirable for the conduct of its affairs.  Any absent Committee member, and any dissenting Committee member who (at the time of the making of any decision by the majority) registers his dissent in writing delivered at that time to the other Committee members, shall be immune to the fullest extent permitted by law from any and all liability occasioned by or resulting from the decision of the majority.  The Committee shall be entitled to rely upon the Employer’s records as to information pertinent to calculations or determinations made pursuant to the Plan.  A member of the Committee may not vote or decide upon any matter relating solely to himself or vote in any case in which his individual right to claim to any benefit under the Plan is particularly involved.  If, in any case in which a Committee member is so disqualified to act, the remaining members cannot agree, then the Employer will appoint a temporary substitute member to exercise all of the powers of the disqualified member concerning the matter in which that member is disqualified to act.

          1.2          Deferred Compensation Plan.  The term “Deferred Compensation Plan” means the Weyco Group, Inc. Deferred Compensation Plan.

          1.3          Effective Date.  This restated Weyco Group, Inc. Excess Benefits Plan is effective as of January 1, 1997.

          1.4          Employer.  The term “Employer” means Weyco Group, Inc.

          1.5          Plan.  The term “Plan” means the Weyco Group, Inc. Excess Benefits Plan as set forth in this document and all subsequent amendments hereto.

          1.6          Pension Plan.  The term “Pension Plan” means the Weyco Group, Inc. Pension Plan as amended from time to time.

ARTICLE II
Eligibility

          2.1          Persons Eligible As Participants Under The Plan.  Each person who is a participant in the Pension Plan and whose benefit under the Pension Plan is reduced below what it would have been in the absence of limitations set forth in the Pension Plan required by Internal Revenue Code Sections 401(a)(17) and 415 shall be a Participant in this Plan.

ARTICLE III
Retirement Benefits

          3.1          Amount of Retirement Benefits.

                         (a)          Normal or Late Retirement.  In the case of a Participant who terminates employment with the Employer on or after his 65th birthday, his pension benefit hereunder shall commence on the first day of the month next following the date of his termination of employment.  The amount of such monthly pension payable as a single life monthly pension shall be (i) the amount of monthly pension which would be payable to him under the Pension Plan and Deferred Compensation Plan as a single life pension based on retirement on the same date if the provisions of Internal Revenue Code Sections 401(a)(17) and 415 did not exist, minus (ii) the amount of pension, expressed as a single life monthly pension, actually payable to him under the Pension Plan and Deferred Compensation Plan on the same date.

                         (b)          Early Retirement.

                         (1)          In the case of a Participant who terminates employment with the Employer on or after his 55th birthday and after completing 15 years of Credited Service, as defined in Section 1.13 of the Pension Plan,  his pension benefit hereunder shall commence on either (i) the first day of the month following his 65th birthday or (ii) if so elected by the Participant consistent with Section 5.16, the first day of any month next following the date of his termination of employment and prior to his 65th birthday.

                         (2)          The amount of such monthly pension payable as a single life pension shall be (i) the amount of monthly pension which would be payable to him under the Pension Plan and Deferred Compensation Plan as a single life monthly pension based on his retirement on the same date and commencement of his benefits under the Pension Plan and Deferred Compensation Plan on the same date if the provisions of Internal Revenue Code Sections 401(a)(17) and 415 did not exist, minus (ii) the amount of pension, if any, expressed as a single life monthly pension, actually payable to him under the Pension Plan and Deferred Compensation Plan based on his retirement on the same date and assuming benefits commenced on the same date.

                         (c)          Termination of Employment.

                         (1)          In the case of a Participant who terminates employment with the Employer on or after completing at least 5 years of Credited Service, as defined in Section 1.13 of the Pension Plan, but prior to completing 15 such years of Credited Service his pension benefit hereunder shall commence on the first day of the month next following the date he attains age 65.  The amount of such monthly pension payable as a single life monthly pension shall be (i) the amount of monthly pension which would be payable to him under the Pension Plan and Deferred Compensation Plan at age 65 as a single life monthly pension based on his termination on the same date if the provisions of Internal Revenue Code Sections 401(a)(17) and 415 did not exist, minus (ii) the amount of pension, if any, expressed as a single life monthly pension, actually payable to him under the Pension Plan and Deferred Compensation Plan based on his termination on the same date and assuming benefits commenced on the same date.

                         (2)(a)      In the case of a Participant who terminates employment with the Employer prior to his 55th birthday but after completing 15 years of Credited Service, as defined in Section 1.13 of the Pension Plan, his pension benefit hereunder shall commence (i) on the first day of the month next following the date he attains age 65 or (ii) if so elected by the Participant consistent with Section 5.16, the first day of any month next following his 55th birthday and prior to his 65th birthday.

                         (b)          The amount of such monthly pension payable as a single life pension shall be (i) the amount of monthly pension which would be payable to him under the Pension Plan and Deferred Compensation Plan as a single life monthly pension based on his termination on the same date and commencement of benefits on the same date if the provisions of Internal Revenue Code Sections 401(a)(17) and 415 did not exist, minus (ii) the amount of pension, if any, expressed as a single life monthly pension actually payable to him under the Pension Plan based on his termination on the same date and assuming benefits under the Pension Plan and Deferred Compensation Plan commenced on the same date.

                         (3)          In the case of an individual who terminates employment with the Employer prior to completing 5 years of Credited Service, as defined in Section 1.13 of the Pension Plan, no benefits shall be payable hereunder.

          3.2          Manner of Payment.  If the Participant is unmarried at the time his benefits commence, his pension benefit shall be payable to him in the form of a single life monthly pension.  If the Participant is married at the time his benefits commence, instead of receiving a single life monthly pension he shall receive a Joint and Survivor Pension.  The Joint and Survivor Pension shall be a reduced monthly pension payable to the Participant for his life with a continuing pension payable after his death to his surviving spouse for her life in an amount equal to 50% of the reduced benefit payable during the life of the Participant.  Such Joint and Survivor Pension shall be the  actuarial equivalent of the single life monthly pension which would be payable to the Participant if he were unmarried.  If so elected by the Participant consistent with Section 5.16, the Plan shall pay the benefit of a Participant for which the Participant is eligible in the form of a single life annuity or in one of the optional forms of benefit payable under Section 3.04 of the Pension Plan which is the actuarial equivalent of the single life annuity otherwise payable to the Participant hereunder.  Actuarially equivalent benefits shall be determined under the factors set forth for determining actuarial equivalency in the Pension Plan.

          3.3          Pre-retirement Survivor Annuity.

                         (a)          If any married Participant who has completed 5 years of Credited Service, as defined in Section 1.13 of the Pension Plan, (or married former Participant who had completed 5 years of such Credited Service) dies before starting to receive payments hereunder, then his surviving spouse, if any, shall be entitled to a monthly benefit for life.

                         (b)          The amount of such monthly benefit for life shall be:

                                        (i)          In the case of a Participant who dies while employed by the Employer after attainment of age 55 and completion of 15 years of such Credited Service, an amount equal to what such spouse would have received as a survivor annuity if the Participant had terminated employment on the day before his death and commenced to receive benefits under whichever of Section 3.1(a) or (b) would have been applicable under the Joint and Survivor Pension form as described in Section 3.2;

                                        (ii)         in the case of a Participant or former Participant who had completed 15 years of such Credited Service but who dies on or before his 55th birthday, an amount equal to what such spouse would have received as a survivor annuity if the Participant had survived to his 55th birthday, retired under Section 3.1 (b) and commenced to receive benefits (based on his Credited Service and the benefit formula as in effect under the Pension Plan and Deferred Compensation Plan on the date of his death or, if earlier, date of termination of employment) on the first of the month following his 55th birthday in the Joint and Survivor Pension form, as described in Section 3.2, and died on the next day;

                                        (iii)        in the case of a Participant or former Participant who dies before having completed 15 years of such Credited Service, an amount equal to what such spouse would have received as a survivor annuity if the Participant or former Participant had survived to the first of the month following his 65th birthday, commenced to received benefits under Section 3.1 (a) (based on his Credited Service and the benefit formula under the Pension Plan and Deferred Compensation Plan as in effect on the date of his death or, if earlier, date of termination of employment) on the first of the month following his 65th birthday in the Joint and Survivor Pension form, as described in Section 3.2, and died on the next day.

                         (c)          Provided that the surviving spouse survives to such commencement date, payment of such benefit will commence on the later of (i) the first day of the month following the Participant’s or former Participant’s date of death or (ii) in the case of a Participant or former Participant who had completed 15 years of Credited Service, the first day of the month following the date on which the Participant or former Participant would have attained age 55 or (iii) in the case of a Participant or former Participant who had not completed 15 years of Credited Service, the first day of the month following what would have been the 65th birthday of the Participant or former Participant.

          3.4          Interpretation.  It is the intention of the Employer that the benefits provided to the Participant and any beneficiary under this Plan and the Pension Plan and Deferred Compensation Plan together shall be no greater than would have been provided to the Participant and any beneficiary under the terms of the Pension Plan and Deferred Compensation Plan if the Participant had at all times been covered under the Pension Plan in accordance with their rules had the limitations of Internal Revenue Code Sections 415 and 401(a)(17) not existed.

          3.5          Commutation of Benefit.  The Committee, in its discretion, may determine to commute the benefits otherwise payable to a Participant or beneficiary hereunder, i.e., the Committee may direct that in lieu of the benefit otherwise payable to a Participant or a beneficiary hereunder, the Plan shall pay such individual a single lump sum cash payment which is the actuarial equivalent of the benefit otherwise payable.  Actuarial equivalency shall be determined under the factors set forth in the Pension Plan.

          3.6          Committee Discretion.  As to the exercise of its discretion in Section 3.5 hereof, the Committee shall in no way be bound by past precedent in connection with other Participants, i.e., the fact that it may have directed an earlier payment commencement date or an alternative form of payment for one Participant shall not in any way obligate the Committee to reach a similar decision for any subsequent Participant.  Any Committee member who is also a Participant in this Plan shall not be authorized to vote or otherwise participate in the decision regarding the time or form of payment of that individual’s benefit.

ARTICLE IV

          4.1          Amendment and Termination.  Weyco Group, Inc. may amend or terminate this Plan at any time.  If the Plan is terminated no further benefits shall accrue hereunder.  However, unless necessary to conform to any present or future federal or state law or regulation, amendment or termination may not result in a reduction of benefits of a Participant (or his surviving spouse) who is already receiving benefits, nor may amendment or termination result in a Participant who is still in active service (or his surviving spouse) receiving a benefit hereunder smaller than that to which he would have been entitled had the Participant terminated employment on the day prior to the effective date of such amendment or termination.  The delegation of authority to the Committee in Section 1.2 does not extend to this Section 4.1.

ARTICLE V
Miscellaneous

          5.1          No Guarantee of Employment, etc.  Neither the creation of the Plan nor anything contained herein shall be construed as giving any Participant hereunder or other employees of the Employer any right to remain in the employ of the Employer.

          5.2          Assignment Not Permitted.  Payment of benefits hereunder to Participants (or beneficiaries) shall be made only to them and upon their personal receipts or endorsements and such benefits shall not be assignable by them.

          5.3          Absence of Trust.  Benefits under the Plan shall be paid from the Employer’s general assets and any claim of a Participant or beneficiary for benefits under the Plan shall be as an unsecured general creditor and no participant or beneficiary shall have any beneficial ownership interest or secured interest in any of the Employer’s assets as a result of the creation of the Plan.

          5.4          Controlling Law.  To the extent not preempted by the laws of the United States of America, the laws of the State of Wisconsin shall be the controlling state law in all matters relating to the Plan and shall apply.

          5.5          Severability.  If any provisions of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of the Plan, but this Plan shall be construed and enforced as if said illegal and invalid provisions had never been included herein.

          5.6          Limitations on Provisions.  The provisions of the Plan and any benefits payable hereunder shall be limited as described herein.  Any benefit payable under the Pension Plan shall be paid solely in accordance with the terms and provisions of the Pension Plan, and nothing in the Plan shall operate or be construed in any way to modify, amend, or affect the terms and provisions of the Pension Plan.

          5.7          Other Agreements.  Nothing contained herein shall alter the terms of any other agreement between the Employer and any Participant hereunder.

          5.8          Gender and Number.  Masculine gender shall include the feminine, and the singular shall include the plural, unless the context clearly indicates otherwise.

          5.9          Withholding.  Notwithstanding Section 5.2, the Employer shall withhold from any amounts payable hereunder any taxes or other amounts required by any governmental authority to be withheld.

          5.10        Facility of Payment.  If, in the Employer’s judgment, any person entitled to make an election or to receive payment of a benefit is physically, mentally, or legally prevented from so doing, the Employer may make such election or may authorize payment of such benefit to any person who, or institution which, in the Employer’s judgment, is responsible for caring for the person entitled to the benefit.  If an amount becomes distributable to a minor or a person under legal disability, the Employer may direct that such distribution may be made to such person without the intervention of any legal guardian or conservator, to a relative of such person for the benefit of such person or to the legal guardian or conservator of such person.  Any such distributions shall constitute a full discharge with respect to the Employer, and the Employer shall not be required to see to the application of any distribution so made.

          5.11        Identity of Payee.  If at any time any doubt exists as to the identity of any person entitled to payment of any benefit hereunder or as to the amount or time of any such payment, such sum shall be held by the Employer until such doubt is cured or the Employer may pay such sum into a court of competent jurisdiction in accordance with any lawful procedure in such case made and provided.

          5.12        Evidence Conclusive.  The Employer and any person or persons involved in the administration of the Plan shall be entitled to rely upon any certification, statement, or representation made or evidence furnished by any person with respect to his age or other facts required to be determined under any of the provisions of the Plan, and shall not be liable on account of the payment of any monies or the doing of any act or failure to act in reliance thereon.  Any such certification, statement, representation, or evidence, upon being duly made or furnished, shall be conclusively binding upon the person furnishing it but not upon the Employer or any other person involved in the administration of the Plan.  Nothing herein contained shall be construed to prevent any of such parties from contesting any such certification, statement, representation, or evidence or to relieve any person from the duty of submitting satisfactory proof of his age or such other fact.

          5.13        Claims Procedure.  The Participant or the Participant’s beneficiary (a “Claimant”) may file a written request for benefits or claim with the Employer under this Plan.  In the event of any dispute with respect to such a claim, the following claim procedures shall apply:

                         (1)          The Employer, acting as the administrator under this Plan, shall notify the Claimant within 90 days of receipt by the Employer of a written claim of its allowance or denial, unless the Claimant receives written notice from the Employer prior to the end of the initial 90-day period indicating that special circumstances require an extension of time (by not more than 90 days) for decision.  A written notice of decision shall be provided to the Claimant and if the claim is denied in whole or in part, the notice shall contain the following information:  the specific reasons for the denial; specific reference to pertinent provisions of the Plan on which the denial is based; if applicable, a description of any additional material information necessary to perfect the claim and an explanation of why such material or information is necessary; and an explanation of the claim review procedure.

                         (2)          A Claimant is entitled to request a review of any denial of his claim by the Employer.  The request for review must be submitted in writing within 60 days of mailing of notice of the denial.  Absent a request for review within the 60-day period, the claim will be deemed to be conclusively denied.  The Claimant or the Claimant’s representative shall be entitled to review all pertinent documents, and to submit issues and comments orally and in writing.  The Employer shall render a review decision in writing, within 60 days after receipt of a request for a review, provided that, in special circumstances (such as the necessity of holding a hearing) the Employer may extend the time for decision by not more than 60 days upon written notice to the Claimant.  The Claimant shall receive written notice of the separate review decision of the Employer, together with specific reasons for the decision and reference to the pertinent provisions of this Plan.

                         (3)          A final decision by Weyco Group, Inc. pursuant to this claims procedure shall be final and binding upon all parties and shall not be subject to de novo judicial review.

          5.14        Status of Plan Under ERISA.  The Plan is intended to be an unfunded plan maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as described in Section 201(2), Section 301(a)(3), Section 401(a)(1) and Section 4021(b)(6) of the Employees Retirement Income Security Act of 1974, as amended.

          5.15        Name and Address Changes.  Each Participant shall keep his name and address on file with the Employer and shall promptly notify the Employer of any changes in his name or address.  All notices required or contemplated by this Plan shall be deemed to have been given to a Participant if mailed with adequate postage prepaid thereon addressed to him at his last address on file with the Employer.  If any check in payment of a benefit hereunder (which was mailed to the last address of the payee as shown on the Employer’s records) is returned unclaimed, further payments shall be discontinued unless evidence is furnished that the recipient is still alive.

          5.16        Rule Limiting Participant Elections.  Any election by the Participant as to timing or form of payment shall be valid only if made irrevocably at least 6 months prior to the Participant’s termination of employment.

ARTICLE VI
Change Of Control

          6.1          Definition Change of Control.   For purposes of this Plan, a “Change of Control” shall occur:

                         (1)          if any person or group of persons (as defined in Section 13(d)(3) of the Securities and Exchange Act of 1934 and regulations thereunder), other than the group consisting of members of the family of Thomas W. Florsheim and their descendants or trusts for their benefit (the “Florsheim Group”), directly or indirectly controls in excess of 15% of the voting power of the outstanding common stock of the Employer;

                         (2)          in the event of  the consolidation or merger of the Employer with or into another corporation or entity which is not a wholly owned subsidiary of the Employer;

                         (3)          in the event of  the sale or transfer of all or substantially all of the operating assets of the Employer;

                         (4)          in the event of the replacement of a majority of the existing members of the Employer’s Board of Directors by persons not nominated by the Board of Directors or the Florsheim Group, or

                         (5)          in the event of any amendment to Section 2 of Article III of the Employer’s bylaws to enlarge the number of the directors of the Employer if the change was not supported by the existing Board of Directors or the Florsheim Group.

          6.2          Payments in Event of Change of Control.

                         (a)          Within 30 days after the occurrence of a Change of Control, a lump sum payment shall be made to each Participant hereunder who is in the employ of the Employer on the date the Change of Control occurs.  Such lump sum payment shall be the actuarial equivalent of the pension which would be payable to the Participant pursuant to Section 3.1 if the Participant had terminated employment on the date the Change of Control occurred and had commenced to receive the pension accrued by him to the date of the Change of Control on the first day of the month following his 65th birthday or, if the Participant is already 65, the first day of the month following the date of the Change of Control.  For purposes of calculating the amount which would be payable to the Participant under the preceding sentence, the 5 year of service requirement in Section 3.1(c)(1) shall be ignored and the provisions of Section 3.1(c)(3) shall be ignored.

                         (b)          Within 30 days after the occurrence of a Change of Control, a lump sum payment shall be made to each Participant hereunder who is no longer in the employ of the Employer on the date the Change of Control occurs and who has neither been paid a lump sum distribution of his benefits hereunder nor otherwise commenced to receive payment of his benefits hereunder.  Such lump sum payment shall be the actuarial equivalent of the pension which would be payable to the Participant pursuant to Section 3.1 based on the benefits accrued by the Participant hereunder to the time of the Participant’s termination of employment on the assumption that the Participant would commence to receive the pension accrued by him on the first day of the month following his 65th birthday.

                         (c)          Within 30 days after the occurrence of a Change of Control, a lump sum payment shall be made to each Participant hereunder who is no longer in the employ of the Employer and who is in pay status hereunder receiving monthly benefit payments.  Such lump sum payments shall be the actuarial equivalent of the pension payments remaining to be paid to the Participant hereunder.

                         (d)          Actuarial equivalency for purposes of this Section 6.2 shall be determined under the factors for single sum distributions set forth in the Pension Plan.

                         (e)          Payment under this Section 6.2 shall be in lieu of any and all amounts otherwise payable to or with respect to the Participant under this Plan.

                         (f)          In the event the Participant should die before the lump sum payment called for by this Section 6.2 is paid, such payment shall be made to the Participant’s surviving spouse or, if none, to the Participant’s estate.

                         (g)          In the event a Participant has died prior to the occurrence of a Change of Control, and such Participant’s spouse is entitled to a benefit under Section 3.3, such spouse shall in lieu thereof, and within 30 days after the occurrence of the Change of Control, be paid a lump sum cash amount which is the actuarial equivalent of the payment the spouse would have been entitled to under Section 3.3(b)(i), (ii) or (iii) as the case may be.

          6.3          Plan Termination.  No Participant shall accrue any additional benefits hereunder from and after the date of the Change of Control.  Once the payments called for by Section 6.2 have been made, the Plan shall be automatically terminated and no further payments shall be due any person hereunder.